EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-87222 on Form S-8 of SureWest Communications of our report dated June 17, 2008, appearing in this Annual Report on Form 11-K relating to the financial statements and supplemental schedules of the SureWest KSOP for the year ended December 31, 2007.

/s/ Perry-Smith LLP

Sacramento, California

June 17, 2008